U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Cicconi                         James                  W.
--------------------------------------------------------------------------------
     (Last)                         (First)             (Middle)

     1120  20th Street N.W.
--------------------------------------------------------------------------------
                                    (Street)

     Washington                         DC              20036-3406
--------------------------------------------------------------------------------
     (City)                           (State)              (Zip)

_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     AT&T Corp. (T)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     January 31, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Executive Vice President and General Counsel
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
AT&T Common Stock (T)                 1/31/03        M               2,305       A
------------------------------------------------------------------------------------------------------------------------------------
AT&T Common Stock (T)                 1/31/03        F                 789       D      $18.895  5,543.149      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                  2.                                                                                      Deriv-    of
                  Conver-                    5.                                7.                         ative     Deriv-   11.
                  sion                       Number of                         Title and Amount           Secur-    ative    Nature
                  or                         Derivative      6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities      Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)    Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed     Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)           (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,      ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)        Date     Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------    Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)     (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Phantom                                                                         AT&T
Stock                                                                           Common
Units             1 for 1   1/31/03  M                2,305  1/31/03  1/31/03   Stock     2,305            0         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:



        /s/  James W. Cicconi                                   2/3/03
--------------------------------------------            ------------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2

EDGARLink 7.0 (8/00) Ver. 3.1